Registration No. 333-129315
As filed with the Securities and Exchange Commission on December 1, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1
on Form S-1/A
to
Form S-2
REGISTRATION STATEMENT
Under the Securities Act of 1933
Central Federal Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1877137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2923 Smith Road, Fairlawn, Ohio 44333
330.666.7979
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Eloise L. Mackus
Senior Vice President, General Counsel and Secretary
Central Federal Corporation
2923 Smith Road, Fairlawn, Ohio 44333
330.666.7979
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

V. Gerard Comizio Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW, Suite 800 Washington, DC 20006 202.347.8400	Stanley E. Everett Brouse McDowell Suite 500, 388 South Main Street Akron, Ohio 44311 330.535.5711
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐
      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
EXPLANATORY NOTE
      The registrant filed its Form S-2 registration statement on October 28, 2005. Since Form S-2 has been eliminated effective December 1, 2005, the registrant is filing this post-effective amendment to its Form S-2 on Form S-1/A.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the common stock. All the amounts shown are estimates.

Securities and Exchange Commission Registration Fee	$2,500
Nasdaq® Fee	25,000
Accounting Fees and Expenses*	60,000
Printing Fees and Expenses*	75,000
Legal Fees and Expenses *	225,000
Transfer Agent Fees*	10,000
Blue Skies Fees and Expenses, and Miscellaneous*	52,500

Total*	$450,000

*	Estimated

Item 14.	Indemnification of Directors And Officers.
General Corporation Law
      The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (“Delaware Law”), inter alia, provides that a Delaware corporation:

(i) may indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was illegal; and

(ii) may indemnify any person who is, was or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by any such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.
      Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

      The determination that indemnity is proper in the circumstances, because the director or officer has met the applicable standard of conduct, shall be made in each specific case by a majority of the directors who are not parties to the action, by a committee of directors designated by a majority of such non-party directors, by independent legal counsel in a written opinion (if there are no non-party directors or at the request of a majority of the non-party directors) or by a majority vote of the outstanding shares of the common stock.
      The indemnification and advancement of expenses authorized by Section 145 is not exclusive of other such rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and a corporation is expressly authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
      Section 102(b)(7) of Delaware Law enables a corporation, by provision in its Certificate of Incorporation, to limit or eliminate the personal liability of a director to the corporation and its stockholders for breach of fiduciary duty, except with respect to (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director a personal benefit in money, property or services to which the director is not legally entitled.
Certificate of Incorporation
      As permitted by Section 145, Article Tenth of the registrant’s Certificate of Incorporation, as amended (the “Charter”), provides that any director or officer of the registrant or any person who is or was serving, at the request of the registrant, as a director, officer, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the registrant to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the registrant to provide broader indemnification rights that Delaware law permitted the registrant to provide prior to amendment).
      Such indemnification extends to any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnified person. Article Tenth also provides for the advancement of expenses to be incurred in connection with the defense of any claim; provided, however, that if Delaware law so requires, an advancement of expenses in connection with a claim made with respect to service as a director or officer will be provided only if the indemnified director or officer undertakes in writing to repay all amounts advanced if it is ultimately determined by final judicial decision that he is not entitled to be indemnified for such expenses.
      The right to indemnification under Article Tenth is not exclusive of any other right the indemnified person may have or acquire under any statute, agreement, vote of stockholders or otherwise, to the extent permitted by Delaware law.

      Finally, Article Tenth provides that the registrant may grant to any employee or agent to the fullest extent permitted by Delaware law the rights of indemnification and advancement of expenses available to directors and officers under Article Tenth.
      As permitted by Section 102(b)(7), Article Eleventh of the Charter provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty except with respect to (i) any breach of the duty of loyalty to the registrant or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of Delaware law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.
Insurance
      The registrant also maintains insurance covering certain liabilities of the directors and the elected and appointed officers of the registrant and its subsidiaries, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.
      In 2003 Central Federal Corporation sold 312,649 shares of its common stock to 61 accredited investors in a private placement under Regulation D. The offering raised $3,119,000 in net proceeds.

Item 16.	Exhibits.
      See the Exhibit Index at page E-1 of this Registration Statement.

Item 17.	Undertakings.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      For determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.
      For determining any liability under the Securities Act of 1933 to any purchaser, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A this post-effective amendment to Form S-2 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Fairlawn, Ohio, as of the 11th day of January, 2006.

CENTRAL FEDERAL CORPORATION

By: /s/ Eloise L. Mackus

Eloise L. Mackus, Secretary
      Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2006.

Signature	Title

/s/ David C. Vernon David C. Vernon	Chairman of the Board

/s/ Mark S. Allio Mark S. Allio	Vice Chairman of the Board; President and Chief Executive Officer (principal executive officer)

/s/ Therese Ann Liutkus Therese Ann Liutkus	Treasurer and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Jeffrey W. Aldrich Jeffrey W. Aldrich	Director

/s/ Thomas P. Ash Thomas P. Ash	Director

/s/ W. R. Downing W. R. Downing	Director

/s/ Gerry W. Grace Gerry W. Grace	Director

/s/ Jerry F. Whitmer Jerry F. Whitmer	Director

CENTRAL FEDERAL CORPORATION
EXHIBIT INDEX

Exhibit
Number		Document Name

1		Underwriting Agreement
3.1		Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form SB-2 No. 333-64089 filed with the Commission on September 23, 1998)
3.2		Amendment to Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)
3.3		Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)
4		Form of Stock Certificate of the registrant (incorporated by reference to Exhibit 4.0 to the registrant’s Registration Statement on Form SB-2 No. 333-64089 filed with the Commission on September 23, 1998)
5		Opinion of Brouse McDowell, A Legal Professional Association, on legality of common stock (incorporated by reference to Exhibit 5 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)
10	.1*	Salary Continuation Agreement between CFBank and David C. Vernon (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
10	.2*	Employment Agreement between CFBank and Richard J. O’Donnell (incorporated by reference to Exhibit 10.2 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
10	.3*	Employment Agreement between the registrant and David C. Vernon (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004)
10	.4*	Amendment to Employment Agreement between the registrant and David C. Vernon (incorporated by reference to Exhibit 10.3 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
10	.5*	Amendment to Employment Agreement between CFBank and David C. Vernon (incorporated by reference to Exhibit 10.4 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
10	.6*	Second Amendment to Employment Agreement between the registrant and David C. Vernon (incorporated by reference to Exhibit 10.5 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
10	.7*	Second Amendment to Employment Agreement between CFBank and David C. Vernon (incorporated by reference to Exhibit 10.6 to the registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 30, 2005)
11		Statement Re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)
21		Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)

E-1

Exhibit
Number	Document Name

23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Brouse McDowell (included in Exhibit 5)
24	Power of Attorney (incorporated by reference to Exhibit 24 to the registrant’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005)

*	Denotes management contract or other compensatory plan or arrangement

E-2